Exhibit 99.1

NEWS

Contacts:

Kim R. Tsuchimoto
CFO, Treasurer and Secretary
Raptor Pharmaceutical Inc.
(415) 382-1390
info@raptorpharma.com

Raptor Pharmaceuticals Corp. Announces an
Exclusive Worldwide License Agreement
for Mesd Reagents for
Treatment of Cancer and Osteoporosis

Novato, California, November 6, 2006 – Raptor Pharmaceuticals Corp. (the “Company”) (OTC Bulletin Board: RPTP.OB), today announced that effective November 2, 2006 its wholly-owned subsidiary, Raptor Pharmaceutical Inc., signed an exclusive worldwide license agreement for the use of Mesd reagents for therapeutic treatment of cancer and osteoporosis with Washington University, St. Louis. Mesd is a chaperone protein necessary for the proper folding of the signal transduction receptors LRP5 and LRP6.

Dr. Christopher Starr, the Company’s Chief Executive Officer explained “Mesd significantly adds to our growing franchise in the drug targeting area. Similar to our RAP molecule, Mesd is a natural human receptor chaperone protein that has the potential to act as both a receptor targeting therapeutic, as well as a targeted delivery platform that could be used to deliver other drugs. Mesd complements and extends our current programs and we believe will increase our reach and capabilities into a number of under-served disease indications with substantial market potential.”

Dr. Todd Zankel, the Company’s Chief Scientific Officer, stated “Raptor intends to initially test the potential of Washington University’s Mesd-based peptides for the treatment of cancer and osteoporosis. Mesd-based peptides may be useful in the therapeutic regulation of LRP5 and LRP6 in vivo. LRP5 has recently shown to be a critical modulator of bone density, while Dr. Guojun Bu’s lab at Washington University has demonstrated that LRP6 is an oncoprotein. We are pleased to have the opportunity to work with Dr. Bu, an Associate Professor in the Department of Pediatrics and the Department of Cell Biology and Physiology, who has been making significant progress on Mesd for the past three years. We are looking forward to a development effort designed to realize the full potential of this program including the lead drug product candidates developed to date by Dr. Bu and his staff.”

New Scientific Advisor

The Company also announced the appointment of Andres Lozano, M.D., Ph.D., to its Medical and Scientific Advisory Board. Dr. Lozano earned his M.D. from the University of Ottawa and his Ph.D. in Neurobiology from McGill University, Montreal. He was appointed to the neurosurgical faculty at the

University of Toronto in 1991 and became full Professor in 1999. Dr. Lozano is currently a Professor and holds the RR Tasker Chair in Functional Neurosurgery and a Canada Research Chair in Neuroscience at the University of Toronto. He also serves as Head of Applied and Interventional Research at the Toronto Western Research Institute.

Dr. Lozano’s research is focused on understanding the cellular pathogenesis of and developing novel treatments for neurological disorders including Parkinson’s disease and dystonia (abnormal muscle contractions.) His work has appeared in over 200 publications and he has been an invited lecturer or visiting professor throughout the world. Dr. Lozano serves on the boards and executive teams of several international organizations including the World Society for Stereotactic and Functional Neurosurgery where he currently serves as President.

“Dr. Lozano is a great addition to our Medical and Scientific Advisory Board. His expertise in research and clinical testing in patients with neurodegenerative diseases will complement Raptor’s efforts towards the Company’s brain delivery development program and the Company’s potential treatment of brain disorders,” said Dr. Todd Zankel.

About Raptor

Raptor Pharmaceuticals Corp. owns 100% of Raptor Pharmaceutical Inc., an early stage biotechnology research and development company which bioengineers novel drugs and drug-targeting platforms derived from the human receptor-associated protein (RAP) and related proteins.

About Washington University

Washington University is a leader in scientific research and ranks 5th among all educational institutions receiving research support from the National Institutes of Health.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the Company’s future results of operation or future financial performance, including, but not limited to statements with respect to the Company’s ability to develop and commercialize Mesd reagents for the treatment of cancer and osteoporosis, Mesd’s ability to act as a receptor-targeting therapeutic or targeted delivery platform, and the effect of Dr. Lozano’s appointment to the Company’s Medical and Scientific Advisory Board on the Company’s brain delivery development efforts and brain disorder treatment development efforts. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company’s forward looking statements from fruition include that the Company’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that the Company is unable to retain or attract key employees whose knowledge is essential to its research and development efforts; that unforeseen scientific difficulties develop with the Company’s processes; that the Company’s patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that the Company’s research and development efforts may not lead to the development of any drug products; that the Company’s products, if developed, may not work as well as hoped or worse, that the Company’s products may harm recipients; and that the Company may not be able to raise sufficient funds for development or working capital when it requires it. As well, the Company’s products, if developed, may not be approved for sale to the public. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (“SEC”), which the Company strongly urges you to read and consider, including the Company’s Registration Statement on Form SB-2 that was declared effective on July 10, 2006, and the Company’s quarterly report on Form 10-QSB filed with the SEC on July 17, 2006, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements.